As filed with the Securities and Exchange Commission on September 30, 1994
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                AMENDMENT NO. 1
                                     TO

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            Murphy Oil Corporation
            (Exact name of registrant as specified in its charter)
             Delaware                                 71-0361522
  (State or other jurisdiction of        (I.R.S. Employer Identification No.)
  incorporation or organization)

                               200 Peach Street
                                 P.O. Box 7000
                        El Dorado, Arkansas 71731-7000
                                (501) 862-6411
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                            STEVEN A. COSSE , ESQ.
                      Vice President and General Counsel
                            Murphy Oil Corporation
                               200 Peach Street
                                 P.O. Box 7000
                        El Dorado, Arkansas 71731-7000
                                (501) 862-6411
   (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                  Copies to:
         Keith L. Kearney, Esq.                     Kenneth W. Orce, Esq.
          Davis Polk & Wardwell                    Cahill Gordon & Reindel
          450 Lexington Avenue                         80 Pine Street
        New York, New York 10017                  New York, New York 10005
             (212) 450-4000                            (212) 701-3000


     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement pending market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.    [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.    [X]


     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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PROSPECTUS
                                 $250,000,000
                            Murphy Oil Corporation
                                Debt Securities


     Murphy Oil Corporation (the "Company"), a Delaware corporation, may offer from time to time up to $250,000,000 aggregate principal amount of its senior debt securities (the "Debt Securities") on terms to be determined by market conditions at the time of sale. The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this Prospectus. The Debt Securities may be sold to underwriters for public offering pursuant to terms of offering fixed at the time of sale. In addition, Debt Securities may be sold by the Company directly or through agents or dealers.

     The specific aggregate principal amount, maturity, rate and time of payment of interest, purchase price, any terms for redemption or other special terms and the names of the underwriters, agents or dealers, if any, in connection with the sale of Debt Securities in respect of which this Prospectus is being delivered ("Offered Debt Securities") are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement"), together with the terms of offering of the Offered Debt Securities. Unless otherwise set forth in the Prospectus Supplement, (i) the underwriters, if any, may include Smith Barney Inc., J.P. Morgan Securities Inc. and NatWest Capital Markets Limited, acting alone or as representatives of a group of underwriters, and
(ii) the agents or dealers, if any, may include Smith Barney Inc., J.P. Morgan Securities Inc. and National Westminster Bank Plc, New York Branch.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS- SION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


Smith Barney Inc.
                          J.P. Morgan Securities Inc.

                                                           NatWest Markets

September 30, 1994



     No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, agent or dealer. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy Debt Securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE DEBT SECURITIES OR OTHER SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial statements and other matters. Such reports, proxy statements and other information filed by the Company may be inspected and copied at the Public Reference Section maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and its Regional Offices located in the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. These reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Debt Securities offered hereby. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to such copy filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents of the Company filed with the Securities and Exchange Commission are incorporated herein by reference:

     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1993; and

     (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents. Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein, in the accompanying Prospectus Supplement or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS). SUCH REQUEST SHOULD BE DIRECTED TO: CORPORATE SECRETARY, MURPHY OIL CORPORATION, P. O. BOX 7000, EL DORADO, ARKANSAS 71731-7000, TELEPHONE NUMBER (501) 862-6411.

                                  THE COMPANY

     Murphy Oil Corporation was originally incorporated in Louisiana in 1950 as Murphy Corporation, reincorporated in Delaware in 1964, at which time it adopted the name Murphy Oil Corporation, and reorganized in 1983 to operate solely as a holding company of its various businesses.

     The Company is a natural resources company that conducts various business activities in the United States and internationally through wholly owned subsidiaries. During 1993, Murphy was engaged in onshore and/or offshore oil and gas exploration activities in the United States, Canada, the U.K. North Sea, Ecuador, Peru, Ireland and China. Crude oil and natural gas liquids are produced in the United States, Canada, the U.K. North Sea, Ecuador, Gabon and Spain. Natural gas is sold in the United States, Canada, the U.K. North Sea and Spain.

     Murphy owns and operates two refineries in the United States and has an effective 30% interest in a refinery in the United Kingdom. Petroleum products are sold at wholesale and retail in the United States, Western Europe and Canada. Murphy also purchases, transports (via owned and operated pipelines and otherwise) and resells crude oil in Canada.

     In addition to its oil and gas operations, Murphy is engaged in farming, timber and land management, and lumber manufacturing operations, primarily in Arkansas and North Louisiana, and in real estate development in Little Rock, Arkansas.

     The Company's principal executive offices are located at 200 Peach Street, El Dorado, Arkansas 71731-7000, telephone number (501) 862-6411. Its capital stock is listed on the New York Stock Exchange and on The Toronto Stock Exchange under the symbol MUR. Unless otherwise indicated or the context otherwise requires, all references in this Prospectus to the Company include Murphy Oil Corporation and its subsidiaries.

                                USE OF PROCEEDS

     Except as otherwise described in the Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be added to the general funds of the Company to be used for capital expenditures, to meet working capital requirements and for other general corporate purposes, including the repayment of borrowings. The Company may also use some or all of such net proceeds to finance the acquisition of direct or indirect interests in oil and gas producing properties.

                      RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows the Company's ratio of earnings to fixed charges for each of the past five years and the six months ended June 30, 1994 and 1993.(1)

    Six Months
  Ended June 30,                       Year Ended December 31,
 ---------------          -----------------------------------------------

   1994    1993           1993       1992       1991       1990       1989
   ----    ----           ----       ----       ----       ----       ----

   8.31    9.71           13.56      4.35       1.78       7.24       4.62

- -------------------
(1) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of income from continuing operations (adjusted for undistributed earnings of companies accounted for by the equity method) before income taxes and minority interest plus fixed charges (adjusted to exclude capitalized interest). Fixed charges consist of interest and amortization of debt discount and expense, whether capitalized or expensed, and that portion of rental expense determined to be representative of the interest factor.


                        DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be unsecured obligations of the Company and will be issued under an Indenture to be dated as of October 1, 1994 (the "Indenture") between the Company and Chemical Bank (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. Under this caption, the term the "Company" refers solely to Murphy Oil Corporation.

General

     The Debt Securities will be unsecured obligations of the Company and will be issued as registered securities without coupons. The Debt Securities will rank on a parity with all other unsecured and unsubordinated obligations of the Company. The Indenture does not limit the amount of Debt Securities which may be issued thereunder, and provides that the specific terms of any Debt Securities shall be set forth in, or determined pursuant to, a resolution of the Board of Directors and/or a supplemental indenture, if any, relating to such Debt Securities.

     The Indenture provides that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies, including European Currency Units. Special United States federal income tax considerations applicable to any Debt Securities so denominated are described in the relevant Prospectus Supplement.

     The specific terms of the Debt Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement relating thereto, including the following, as applicable: (i) the title; (ii) any limit on the aggregate principal amount; (iii) the date of maturity; (iv) the currency or units based on or relating to currencies in which Debt Securities are denominated and the currency or units in which principal or interest or both will or may be payable; (v) the interest rate (or method by which such rate will be determined), if any, and the date from which interest will accrue; (vi) the date(s) on which interest will be payable; (vii) the place or places where the principal of and interest on such Debt Securities will be payable; (viii) provisions relating to redemption, if any, and the terms and conditions for such redemption; (ix) the denominations in which the Debt Securities are issuable; (x) additional or different covenants or Events of Default, if any, with respect to the Debt Securities in addition to or in lieu of the covenants and Events of Default specified in the Indenture; (xi) whether and under what circumstances the Company will pay additional amounts on Debt Securities held by a person who is not a U.S. person (as defined in the Prospectus Supplement) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amount; and (xii) any other specific terms of the Debt Securities, including any terms which may be required by or advisable under United States laws or regulations.

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities (bearing either no interest or bearing interest at the rate which at the time of issuance is below the prevailing market rate) to be sold at a discount below their stated principal amount. Any special federal income tax and other considerations applicable to such Original Issue Discount Securities are described in the Prospectus Supplement relating thereto.

     Debt Securities may be presented for exchange or transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Indenture.

Global Securities

     The Debt Securities may be issued in the form of one or more fully registered global Debt Securities (a "Global Security") that will be deposited with a depositary (a "Depositary") or with a nominee for a Depositary or a nominee thereof. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. The Depositary currently accepts only Debt Securities that are payable in United States dollars.

     The specific terms of the depositary arrangement with respect to any portion of the Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement relating to such Debt Securities. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depositary for such Global Security ("participants") or persons that may hold interests through participants.
Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Debt Securities represented by such Global Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Securities.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in the Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or Holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary for such Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of Holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a Holder is entitled to give or take under the Indenture, the Depositary for such Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal and interest payments on Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium, if any, or any interest in respect of such Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and that the distribution of these payments will be the responsibility of such participants.

     If the Depositary for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Security or Securities representing such Debt Securities. Any Debt Securities issued in definitive form in exchange for a Global Security will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Global Security.

Restrictive Covenants

     The following restrictions apply to the Debt Securities unless the Prospectus Supplement relating to particular Offered Debt Securities provides otherwise.

     Limitation on Liens. The Indenture states that the Company will not, nor will it permit any Restricted Subsidiary (as hereinafter defined) to, incur, assume, guarantee or suffer to exist any indebtedness for money borrowed (herein referred to as "Debt") if such Debt is secured, directly or indirectly, by any mortgage, pledge, security interest or lien of any kind (hereinafter referred to as a "Mortgage") upon any Principal Property (as hereinafter defined) or upon any indebtedness or share of capital stock of any Restricted Subsidiary which owns any Principal Property, now owned or hereafter acquired, without making effective provision, and the Company in such case will make or cause to be made effective provision, whereby the Debt Securities of each series will be secured by such Mortgage equally and ratably with (or prior to) any other Debt thereby secured so long as such Debt shall be so secured, except that the foregoing provisions shall not apply to: (i) Mortgages existing at the time of acquisition of the property, shares of stock or indebtedness affected thereby or incurred to secure payment of all or part of the purchase price of such property, shares of stock or indebtedness or to secure Debt incurred prior to, at the time of or within 120 days after the acquisition or completion of construction of such property, shares of stock or indebtedness for the purpose of financing all or part of the purchase price or cost of construction thereof, as the case may be (provided that such mortgages are limited to such property and improvements thereon or the shares of stock or indebtedness so acquired), (ii) Mortgages affecting property, shares of stock or indebtedness of a Person existing at the time it becomes a Restricted Subsidiary (provided that any such Mortgage shall attach only to the properties and improvements thereon or the shares of stock or indebtedness so acquired), (iii) Mortgages which secure only Debt of a Restricted Subsidiary owing to the Company or a Subsidiary, (iv) Mortgages or easements on property of the Company or any Restricted Subsidiary related to the financing of such property on a tax-exempt basis pursuant to Section 103(b)(4) or (b)(6) of the Internal Revenue Code of 1986, as amended (or any successor section thereto), that do not in the aggregate materially detract from the value of property or assets or materially impair the use thereof in the operation of the business of the Company or any Restricted Subsidiary, (v) Mortgages in favor of the United States of America or any instrumentality thereof, or in favor of any foreign government or any department, agency, instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute, (vi) Mortgages existing at the date of the Indenture, (vii) liens on property or assets of the Company or any Restricted Subsidiary consisting of marine Mortgages provided for in Title XI of the Merchant Marine Act of 1936 or foreign equivalents, (viii) Mortgages on property of the Company or any Restricted Subsidiary securing Debt incurred in connection with the financing of operating, constructing or acquiring projects, provided that the recourse for such Debt is limited to the assets of such projects, and (ix) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in the foregoing clauses (i) to (viii) inclusive or of any Debt secured thereby, provided that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and; provided, further, that such Mortgage shall be limited to all or part of substantially the same property which secured the Mortgage extended, renewed or replaced (plus improvements on such property).

     Notwithstanding the foregoing, the Company or any Restricted Subsidiary may create or permit to exist Mortgages on any Principal Property, or upon any indebtedness or share of capital stock of any Restricted Subsidiary so long as the aggregate amount of Debt secured by all such Mortgages (excluding therefrom the Debt secured by Mortgages set forth in clauses (i) through (ix), inclusive, above) does not exceed 5% of the Consolidated Net Tangible Assets of the Company.

     Limitation on Sale and Lease-Back Transactions. The Indenture states that the Company will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by the Company or a Restricted Subsidiary as lessee of any Principal Property (except for temporary leases for a term of not more than three years), which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person (herein referred to as a "Sale and Lease-Back Transaction"), unless (i) the Company or such Restricted Subsidiary would be entitled to incur Debt secured by a Mortgage on the property to be leased without violation of the provisions described above under "Limitation on Liens" and without equally and ratably securing the Debt Securities of each series or (ii) the Company shall, and in any such case the Company covenants that it will, apply an amount equal to the greater of (a) the proceeds of such sale or transfer or (b) the fair value (as determined by the Board of Directors) of the property so leased to the defeasance or retirement (other than any mandatory retirement), within 120 days of the effective date of any such arrangement, of Senior Funded Indebtedness; provided, however, that the amount to be so applied to the defeasance or retirement of such Senior Funded Indebtedness will be reduced by an amount (not previously used to reduce the amount of such defeasance or retirement) equal to the lesser of (x) the amount expended by the Company since the date of the Indenture and within twelve months prior to the effective date of any such arrangement or within 120 days thereafter for the acquisition by it of unencumbered Principal Properties or
(y) the fair value (as determined by the Board of Directors) of unencumbered Principal Properties so acquired by the Company during such twelve-month period and 120-day period.

     Certain Definitions. Set forth below is a summary of certain defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms and to the definition of other defined terms used herein.

     The term "Consolidated Net Tangible Assets" means the total of all assets (less depreciation and amortization reserves and other valuation reserves and loss reserves) which, under generally accepted accounting principles, would appear on the asset side of a consolidated balance sheet of the Company and its Subsidiaries, less the aggregate of all liabilities, deferred credits, minority shareholders' interests in Subsidiaries, reserves and other items which, under such principles, would appear on the liability side of such consolidated balance sheet, except Funded Indebtedness and Stockholders' Equity (as defined in the Indenture); provided, however, that in determining Consolidated Net Tangible Assets, there shall not be included as assets, (i) all assets (other than goodwill, which shall be included) which would be classified as intangible assets under generally accepted accounting principles, including, without limitation, patents, trademarks, copyrights and unamortized debt discount and expense, (ii) any treasury stock carried as an asset, or (iii) any write-ups of capital assets (other than write-ups resulting from the acquisition of stock or assets of another corporation or business).

     The term "Funded Indebtedness" of any Person means all indebtedness for borrowed money created, incurred, assumed or guaranteed in any manner by such Person and all indebtedness incurred or assumed by such Person in connection with the acquisition of any business, property or asset, which in each case matures more than one year after, or which by its terms is renewable or extendible or payable out of the proceeds of similar indebtedness incurred pursuant to the terms of any revolving credit agreement or any similar agreement at the option of such Person for a period ending more than one year after the date as of which Funded Indebtedness is being determined (excluding any amount thereof which is included in current liabilities); provided, however, that Funded Indebtedness shall not include: (i) any indebtedness for the payment, redemption or satisfaction of which money (or evidences of indebtedness, if permitted under the instrument creating or evidencing such indebtedness) in the necessary amount shall have been irrevocably deposited in trust with a trustee or proper depository either on or before the maturity or redemption date thereof, (ii) any indebtedness of such Person to any of its subsidiaries or of any subsidiary to such Person or any other subsidiary or
(iii) any indebtedness incurred in connection with the financing of operating, construction or acquisition projects, provided that the recourse for such indebtedness is limited to the assets of such projects.

     The term "Principal Property" means all property and equipment directly engaged in the exploration, production, refining and transportation activities of the Company and its Subsidiaries, except any such property and equipment which the Board of Directors declares is not material to the business of the Company and its Subsidiaries taken as a whole.

     The term "Restricted Subsidiary" means any Subsidiary of the Company that owns a Principal Property and has Stockholders' Equity that is greater than 2% of Consolidated Net Tangible Assets of the Company.

     The term "Senior Funded Indebtedness" means any Funded Indebtedness which is also Senior Indebtedness.

     The term "Senior Indebtedness" shall mean the principal of and premium, if any, and interest on (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law) and other amounts due on or in connection with any Indebtedness of the Company, whether outstanding on the date of this Indenture or hereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated to the Securities. Notwithstanding the foregoing, Senior Indebtedness shall not include Indebtedness of the Company to a Subsidiary of the Company for money borrowed or advanced from such Subsidiary.

     The term "Subsidiary" means (i) any corporation of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time directly or indirectly owned by the Company or by the Company and one or more Subsidiaries or by one or more Subsidiaries, and (ii) any limited partnership in which the Company or a Subsidiary is a general partner or any partnership or limited liability company in which more than 50% of the voting interests thereof is at the time directly or indirectly owned by the Company or by the Company and one or more Subsidiaries or by one or more Subsidiaries. The term "subsidiary," when used with respect to any Person other than the Company, shall have a meaning correlative to the foregoing.

Consolidation, Merger and Sale of Assets

     The Indenture provides that the Company will not consolidate with or merge with or into any other corporation or sell or convey (including by way of lease) all or substantially all of its assets to any Person unless permitted by law and unless (1) either the Company shall be the continuing corporation, or the successor corporation or the Person which acquires by sale or conveyance substantially all the assets of the Company (if other than the Company) shall be a corporation or entity organized under the laws of the United States of America or any State thereof and shall expressly assume the due and punctual payment of the principal of and interest on all the Debt Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such corporation or entity, and (2) the Company or such successor corporation entity, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition.

     Unless otherwise indicated in the Prospectus Supplement, certain of the convenants described above would not necessarily afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company, such as a leveraged buyout.

Events of Default;  Rights on Default

     An "Event of Default" with respect to the Debt Securities of any series is defined in the Indenture to mean failure to pay interest on the Debt Securities of such series when due for 30 days; failure to pay principal of the Debt Securities of such series when due; default in the payment of any sinking fund installment when due on any of the Debt Securities of such series; failure on the Company's part to observe any of its other agreements in the Indenture or the Debt Securities and applicable to the Debt Securities of such series for a period of 90 days after notice to the Company (given as described below); default involving the payment of interest, principal, premium or a sinking fund or redemption payment under any Debt of the Company in excess of $5,000,000 if either such Debt is then due and payable and demand has been made or such default results in the acceleration of such Debt which acceleration is not stayed, rescinded or annulled within ten days after written notice (provided that the resulting Event of Default under the Indenture will, in any event, be deemed to have been cured or waived by the curing or waiving of the default under such other Debt); and certain events of bankruptcy or reorganization of the Company.

     If an Event of Default occurs and is continuing, either the Trustee or the Holders of not less than 25% of the aggregate principal amount of the Debt Securities of each series so affected then outstanding may declare the principal and accrued interest of all the Debt Securities of such series due and payable immediately by written notice to the Company (and to the Trustee, if given by the Securityholders). However such declaration and its consequences may be rescinded and annulled by the Holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding, upon the conditions provided in the Indenture.

     The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default on a series of Debt Securities, give to the Holders of the Debt Securities of such series written notice of all uncured defaults; provided that, except in the case of default in the payment of principal of or interest on any of the Debt Securities of such series, the Trustee may withhold such notice if in good faith it determines that the withholding of such notice is in the interest of the Holders of the Debt Securities of such series.

     The Company is required, pursuant to the terms of the Indenture, to deliver to the Trustee within 120 days after the end of each fiscal year a certificate of certain of the Company's officers stating whether the signers know of any default by the Company in performing any of its obligations under the Indenture (and, if one has occurred, specifying its nature).

     In case an Event of Default shall occur and is continuing, the Trustee will be required to exercise its rights and powers and use the degree of care and skill of a prudent man in the conduct of his own affairs. Subject to certain limitations, Holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the Trustee in its exercise of any trust or power. Except as specifically provided in the Indenture, nothing therein relieves the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct.

     No Holder of the Debt Securities of any series will have any right to pursue any remedy with respect to the Indenture unless such Holder previously shall have given to the Trustee written notice of a default (and no inconsistent notice shall be subsequently delivered to the Trustee) and unless also the Holders of at least 25% of the principal amount of outstanding Debt Securities of such series shall have made a written request to the Trustee to pursue the remedy, offering indemnity satisfactory to the Trustee, and the Trustee does not comply with such request within 60 days after receipt of such request. The right of each Holder of the Debt Securities of any series to enforce his rights to receive payment of principal of, or interest on the Debt Securities held by him shall not be impaired or compromised without his consent.

Defeasance

     Under the terms of the Indenture and the Debt Securities, the Company, at its option, (a) will be discharged from any and all obligations in respect of the Debt Securities (except in each case for certain obligations to register the transfer or exchange of Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with the covenants of the Indenture, in each case, if the Company irrevocably deposits with the Trustee, in trust, money or (in the case of Debt Securities denominated in currency of the United States) U.S. Government Obligations (as defined in the Indenture) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and interest on the Debt Securities on the dates such payments are due in accordance with the terms of the Debt Securities.

     To exercise the option under clause (a) and (b) above, the Company is required to deliver to the Trustee an opinion of counsel to the effect that Holders of the Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance.

     In the event the Company exercises its option under clause (a) or (b) of the second preceding paragraph and the Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on the Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

Modification of the Indenture

     With certain exceptions, the Company's obligations and the rights of the Holders of Debt Securities may be modified only with the consent of the Company, the Trustee and the Holders of not less than a majority in principal amount of the outstanding Debt Securities of all series affected by the amendment voting as one class; provided, however, that no extension of the maturity of any Debt Securities, no reduction of the interest rate or extension of time for the payment of interest, no reduction in the principal amount or any amount payable on redemption, repayment or acceleration of maturity, no impairment of the right of repayment at the option of the Holder, if applicable, or the right to institute suit for repayment and no reduction of the percentage required for modification of the Indenture will be effective without the consent of each Holder so affected. A default on any series of the Debt Securities, except as stated above, may be waived by the Holders of a majority of the principal amount of the Debt Securities of such series.

Trustee

     Chemical Bank acts as a depositary of funds of, extends lines of credit to, and performs other services for the Company and its affiliates in the normal course of its business.

                             PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities to or through underwriters or dealers and also may sell Debt Securities directly to dealers or other purchasers or through agents. Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act. The terms of the offering of the Debt Securities with respect to which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement, including the name or names of any underwriters, dealers or agents, the purchase price of such Debt Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price and any discounts or concessions which may be allowed or reallowed or paid to dealers and any securities exchanges on which the Debt Securities may be listed.

     If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be sold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the Prospectus Supplement, such underwriters may include Smith Barney Inc., J.P. Morgan Securities Inc. and NatWest Capital Markets Limited. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Debt Securities described in the accompanying Prospectus Supplement will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such Debt Securities if any are so purchased by them. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Unless otherwise set forth in the Prospectus Supplement, such agents may include Smith Barney Inc., J.P. Morgan Securities Inc. and National Westminster Bank Plc, New York Branch. Any agents involved in the offer or sale of the Debt Securities in respect of which this Prospectus is being delivered are named, and any commissions payable by the Company to such agents are set forth in the accompanying Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If dealers are utilized in the sale of any Debt Securities, the Company will sell the Debt Securities to the dealers as principals. Any dealer may resell the Debt Securities to the public at varying prices to be determined by the dealer at the time of resale. Unless otherwise set forth in the Prospectus Supplement, such dealers may include Smith Barney Inc., J.P. Morgan Securities Inc. and National Westminster Bank Plc, New York Branch. The names of any dealers and the terms of the transaction will be set forth in the Prospectus Supplement with respect to the Debt Securities being offered thereby.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Debt Securities to which this Prospectus and the Prospectus Supplement relates from the Company at the public offering price set forth in the Prospectus Supplement, plus accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Underwriters will not be obligated to make a market in any Debt Securities. The Company cannot predict the activity of trading in, or liquidity of, any Debt Securities.

     Agents, dealers and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments they may be required to make in respect thereof.

     Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for, the Company and its affiliates in the ordinary course of business.

                                LEGAL OPINIONS

     The legality of the Debt Securities offered hereby will be passed upon for the Company by Davis Polk & Wardwell, New York, New York, and certain legal matters in connection with the Debt Securities will be passed upon for the underwriters or the agents by Cahill Gordon & Reindel, a partnership including a professional corporation.

                                    EXPERTS

     The consolidated financial statements and related schedules of the Company as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993, incorporated by reference herein and elsewhere in the Registration Statement, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick LLP covering the 1993 consolidated financial statements and related schedules refer to changes in methods of accounting for post-retirement benefits other than pensions and income taxes.


                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.  List of Exhibits and Exhibit Index.

Exhibit
Number      Description
_______     ___________


   1.1    -- Form of Underwriting Agreement.

   1.2    -- Form of Distribution Agreement.

   4.1    -- Form of Indenture.

   4.2    -- Form of Debt Security.*

   4.2a   -- Form of fixed rate medium-term note.*

   4.2b   -- Form of floating rate medium-term note.*

   5      -- Opinion of Davis Polk & Wardwell as to legality of securities to be issued.*

  12      -- Computation of ratio of earnings to fixed charges.*

  23.1    -- Consent of independent auditors.*

  23.2    -- Consent of Davis Polk & Wardwell (included as part of Exhibit
             5).*

  24      -- Power of Attorney.*

  25      -- Statement of Eligibility and Qualification of Trustee on Form T-1
             under the Trust Indenture Act of 1939.*

_______________
    *Previously filed.



                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Dorado, State of Arkansas, on September 30, 1994.

                                        MURPHY OIL CORPORATION

                                        By   /s/  STEVEN A. COSSE
                                          ______________________________
                                                Steven A. Cosse
                                         Vice President and General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated below and on the date indicated above.



        C.H. MURPHY, JR.*                           /s/  H. RODES HART*
_____________________________________    _____________________________________
C.H. Murphy, Jr., Chairman and Director           H. Rodes Hart, Director

          JACK W. MCNUTT*                       VESTER T. HUGHES, JR.*
_____________________________________    _____________________________________
Jack W. McNutt, President and Chief         Vester T. Hughes, Jr., Director
  Executive Officer and Director
   (Principal Executive Officer)                  MICHAEL W. MURPHY*
                                         _____________________________________
        R. MADISON MURPHY*                    Michael W. Murphy, Director
_____________________________________
 R. Madison Murphy, Executive Vice              WILLIAM C. NOLAN, JR.*
 President and Chief Financial and       _____________________________________
Administrative Officer and Director         William C. Nolan, Jr., Director
   (Principal Financial Officer)
                                                  CAROLINE G. THEUS*
       CLAIBORNE P. DEMING*              _____________________________________
_____________________________________         Caroline G. Theus, Director
Claiborne P. Deming, Executive Vice
   President and Chief Operating                   LORNE C. WEBSTER*
       Officer and Director              _____________________________________
                                              Lorne C. Webster, Director
          B.R.R. BUTLER*
_____________________________________            RONALD W. HERMAN*
      B.R.R. Butler, Director            _____________________________________
                                             Ronald W. Herman, Controller
                                            (Principal Accounting Officer)
*By:    STEVEN S. COSSE   *
    _________________________________
         (Steven A. Cosse,
         Attorney-in-Fact



                                 EXHIBIT INDEX

Exhibit                                                             Sequential
No.                               Description                        Page No.
_______                           ___________                       __________

  1.1 -- Form of Underwriting Agreement.

  1.2 -- Form of Distribution Agreement.

  4.1 -- Form of Indenture.

  4.2 -- Form of Debt Security.*

  4.2a-- Form of fixed rate medium-term note.*

  4.2b-- Form of floating rate medium-term note.*

  5   -- Opinion of Davis Polk & Wardwell as to legality of
         securities to be issued.*

 12   -- Computation of ratio of earnings to fixed charges.*

 23.1 -- Consent of independent auditors.*

 23.2 -- Consent of Davis Polk & Wardwell (included as part of
         Exhibit 5).*

 24   -- Power of Attorney.*

 25   -- Statement of Eligibility and Qualification of Trustee on
         Form T-1 under the Trust Indenture Act of 1939.*

____________________
 * Previously filed.